Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of SunAmerica Money Market Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings Policies and Procedures” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2010